EXPENSE LIMITATION AGREEMENT

Amendment No. 3

May 1, 2006

The Expense Limitation Agreement dated May 1, 2003 and amended on February 1, 2004 and January 1, 2005 (the “Agreement”) by and between SUN CAPITAL ADVISERS TRUST (the “Trust”), on behalf of its series listed on Schedule A (each a “Fund” and collectively the “Funds”) and SUN CAPITAL ADVISERS LLC (the “Adviser”) is hereby amended as follows:

Schedule A of the Agreement is replaced in its entirety with the following amended

Schedule A.

SCHEDULE A

FUND	EXPENSE CAP
Class	Initial Class	Service
Sun Capital All Cap Fund	0.90%	1.15%
Sun Capital Investment Grade Bond Fund	0.75%	1.00%
Sun Capital Money Market Fund	0.50%	0.75%
Sun Capital Real Estate Fund	1.10%	1.35%
SC Davis Venture Value Fund	0.90%	1.15%
SC Oppenheimer Main Street Small Cap Fund	1.00%	1.25%
SC FI Large Cap Growth Fund	0.81%	1.06%
SC Blue Chip Mid Cap Fund	1.00%	1.25%

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be executed in duplicate by their respective officers as of the day and year first above written.

SUN CAPITAL ADVISERS TRUST
On behalf of its Series,

Sun Capital All Cap Fund
Sun Capital Investment Grade Bond Fund
Sun Capital Money Market Fund
Sun Capital Real Estate Fund
SC Davis Venture Value Fund
SC Oppenheimer Main Street Small Cap Fund
SC FI Large Cap Growth Fund
SC Blue Chip Mid Cap Fund

Attest:	/s/ Maura A. Murphy	By:	/s/ James M.A. Anderson
Name:	Maura A. Murphy	Name:	James M.A. Anderson
		Title:	President, Chief Executive Officer and Trustee

SUN CAPITAL ADVISERS LLC

		By:	/s/ James F. Alban
		Name:	James F. Alban
		Title:	Chief Financial Officer

		By:	/s/ Evan S. Moskovit
		Name:	Evan S. Moskovit
		Title:	Senior Vice President